Marketo

MARKETO LAUNCHPOINT ACCELERATE PROGRAM AGREEMENT

This Marketo LaunchPoint Accelerate Program Agreement ("**Agreement**") is entered into as 1 April 2018 (the "**Effective Date**") by and between Marketo, Inc. with offices at: 901 Mariners Island Blvd., #500 San Mateo, CA 94404 ("**Marketo**"), and nFusz, Inc. having offices at: 344 Hauser Blvd, Suite, Suite 414, Los Angeles, CA 90036 ("**Partner**") (individually a "**party**" or collectively the "**parties**").

WHEREAS, Marketo provides a marketing automation solution and associated services to its customers;

WHEREAS, Partner desires to join the Marketo LaunchPoint Accelerate Program ("**Accelerate Program**"), under which Partner will be entitled to certain sales and marketing benefits and to use Marketo technology in accordance with the terms of this Agreement.

NOW, THEREFORE, Marketo and Partner agree as follows:

1. Definitions

"**Accelerate Program Fees**" has the meaning set forth in Section 5 (Fees) of Exhibit 2 (Accelerate Program Fees).

"**Affiliates**" means any legal entity directly or indirectly controlling, controlled by, or under common control with a party, where "control" means the ownership of a majority share of the voting stock, equity or voting interests of such entity.

"**Confidential Information**" has the meaning set forth in Section 9 (Confidentiality).

"**Connector**" means a standalone logical connection between the Partner Product and the Marketo Platform.

"**Ecosystem**" means the listing of Marketo solution and service partners as substantially described at: https://launchpoint.marketo.com/.

"**Marketo Accelerate Program Technologies**" means the fields, objects, activities, workflows, and triggers authored by Marketo which are generally described at: http://developers.marketo.com. For the avoidance of doubt, the Marketo Accelerate Program Technologies do not include any Marketo Platform Technologies.

"**Marketo LaunchPoint Page Exhibit**" means Exhibit 4 (Marketo LaunchPoint Page Exhibit).

"**Marketo Platform**" means the products and services provided by Marketo to its customers, excluding any products or services owned by third parties or Partner.

"**Marketo Platform Technologies**" means APIs, and web hooks authored by Marketo and generally described at: http://developers.marketo.com/.

"**Marketo Technology**" or "**Marketo Technologies**" means the Marketo Accelerate Program Technologies, Marketo Platform, and Marketo Platform Technologies.

"**Partner Product**" means a Partner software product or service that: (i) Partner generally makes available to its customers; and (ii) integrates or interoperates with the Marketo Platform by using the Marketo Platform Technologies and/or Marketo Accelerate Program Technologies.

"**Page**" means a web page listing within the Ecosystem identifying Partner Product, marketing copy, a screen shots, video and other content on, through and within this web-page listing.

"**Term**" has the meaning set forth in Section 6.a.

2. Accelerate Program Technology and Trademark Licenses

a. Commercial Platform Technologies License. Marketo grants to Partner a non-exclusive, world-wide, non-assignable, terminable license, under Marketo's copyrights, to use Marketo Platform Technologies (and to sublicense this use) in combination with Partner Products as provided to Partner customers. Partner may only grant a sublicense to its customers who use the Marketo Platform Technologies in combination with the Partner Product. Further, this sublicense is subject to the limitations related to Application Programming Interfaces ("**APIs**") imposed by Marketo upon a Marketo customer as part of a subscription, or other relevant term of use. As part of this license, Partner is required to associate an "API Key" ("**Tag**") with each API call that the Partner Product makes to the Marketo Platform so as to uniquely identify this product ("**Tagged API Calls**"). Partner shall implement these Tagged API Calls with thirty (30) days of the Effective Date. Any action by Partner to circumvent or prevent the tracking of API usage using these Tagged API Calls is strictly prohibited.

b. Accelerate Program Technology License. Marketo grants Partner a non-exclusive, world-wide, non-assignable, terminable license, under Marketo's copyrights, to both use and create derivatives of the Marketo Accelerate Program Technologies in combination with Partner Products during the Term (the "**Accelerate Technology License**"). Partner may also sublicense the Accelerate Technology License to Partner's customers who use Partner Products in combination with the Marketo Accelerate Program Technologies,

provided that Partner will be responsible for its customers' compliance with the Accelerate Technology License.

c. <u>Enhanced Marketo Platform Technologies License</u>. Marketo grants Partner a non-exclusive, world-wide, non-assignable, terminable license, under Marketo's copyrights, to use the Marketo Platform Technologies in combination with Partner Products during the Term (the "**Enhanced Marketo Platform Technologies License**") to support the extension (e.g., the addition of new data fields) of data structures, data types, or other data models provided by Marketo. Partner may also sublicense the Enhanced Marketo Platform Technologies License to Partner's customers who use Partner Products in combination with the Marketo Platform Technologies, provided that Partner will be responsible for its customers' compliance with the Enhanced Marketo Platform Technologies License.

d. <u>Trademark License</u>. Each party grants to the other a non-exclusive, world-wide, non-assignable, terminable, fully paid-up, royalty-free license for the term of this Agreement to use, in the case of the Partner, "Marketo," and associated logos and, in the case of Marketo, Partner's name, Partner Product name(s) and associated logos (collectively "**Marks**") solely to enable each party to exercise its rights and perform its obligations under this Agreement. For avoidance of doubt, Marketo's Marks do not include its certification marks or trademarks other than "Marketo" and the associated logo. Any use of Marks shall be in accordance with the granting party's reasonable trademark usage policies, with proper markings and legends. As to Marketo, its trademark usage policy may be found at: http://legal.marketo.com/legal-notices/Trademark-and-Guidelines.pdf. Marketo may use Partner's Marks in connection with its Page and in any medium to publicize and promote the Ecosystem or Marketo products and services. Partner may use Marketo Marks solely to indicate that Partner are a participant in the Ecosystem. All uses of the Marks and related goodwill will inure solely to the respective owner of each of the Marks ("Marketo" and the associated logos in the case of Marketo, and Partner marks and associated logos in the case of Partner), and the other party will obtain no rights or goodwill with respect to the other party's mark and associated logos.

e. <u>Restrictions</u>. Partner agrees not to delete or alter any copyright (e.g., "© Marketo, Inc.") or other proprietary notice signifying Marketo's ownership of the Marketo Technologies. Additionally, Partner agrees to and acknowledges the following restrictions on the licenses granted in Section 2.a-2.c: (i) in no event will Partner make available the Marketo Technology in source code form to an end user or any thirty party; (ii) none of the following rights are granted with respect to the Marketo Technology: the right to distribute, publicly display, and except as licensed herein the right to create derivatives

(e.g., a superset or subset of the Marketo Technology outside of an integration with the Partner Product); (iii) the Marketo Technology shall not be used to access a product or service other than the Marketo Platform; (iv) the Partner has not and will not engage in forking or otherwise attempt to modify (except as licensed herein) or reverse engineer the Marketo Technology; (v) except as licensed herein Partner has not and will not distribute a set of Marketo Technology or a development kit that is based upon or otherwise a modification of, the Marketo Technology including being a subset or superset of the Marketo Technology; and (vi) Partner is unlicensed under this Agreement to sell a Connector separate and apart from the Partner Product. Marketo may limit access to the Marketo Technology so as to prevent: damage to, the disablement of, the overburdening of, the impairment to, or other forms of interference with, the Marketo Platform.

f. Post-Termination License. If Partner desires to retain the licenses granted under this section after the termination of this Agreement, the parties may negotiate a separate agreement to do so, but Marketo is under no obligation to enter into such an agreement.

3. Accelerate Program Benefits

a. Sales and Marketing Benefits. Marketo will engage in activities intended to facilitate the sale of Partner Products ("**Sales Enablement Activities**") and activities intended to promote, market, or advertise Partner Products ("**Marketing Enablement Activities**"), as further described in Exhibit 1 (Sales & Marketing Enablement Activities).

b. Ecosystem Page Listing. Under this Agreement, Partner shall be entitled to promote a Partner Product in the Ecosystem via a Page.

c. Premium Sandbox. Marketo grants Partner a non-sublicensable, non-transferable, non-exclusive, revocable right to permit individuals authorized by Partner, and on Partner behalf, and who are Partner employees, contractors or agents (collectively "**Users**") to access and use a premium non-production instance of the Marketo Platform (collectively a "**Sandbox**") solely for the purposes of training such Users in the deployment and use of the Marketo Platform and the aforementioned functionality ("**Training**"). Partner shall be responsible for all acts and omissions of Partner Users. Partner shall reimburse Marketo for any damage to or loss of the Sandbox caused by Partner or Partner Users. Marketo will provide certain access information ("**Logins**") to enable Partner and Partner Users to access the Sandbox. Logins provided by Marketo may not be shared or used by anyone other than the Users. Partner shall promptly notify Marketo with reasonable security details when the security of any Login is compromised. Logins shall be and are Marketo

Confidential Information under the terms of this Agreement and shall be used for the sole purpose of accessing the Sandbox for training purposes as set forth herein. The following additional restrictions shall apply to the license granted hereunder:

(1) Restrictions on the Premium Sandbox. Partner may not modify, create derivative works, decompile, disassemble, decrypt, extract, or otherwise reverse engineer the Sandbox, except to the extent any of the preceding limitations are unenforceable under applicable law. Partner is not authorized to: (i) disclose, distribute, or transfer the Sandbox; (ii) make public any benchmarking or results of evaluating the Marketo Platform except with Marketo's prior written consent; or (iii) remove any proprietary markings or notices included as part of the Marketo Platform. If Partner does not access the Sandbox for three (3) consecutive months, Marketo may suspend Partner ability to access it. Partner shall limit access to the Sandbox to the Users and take adequate steps to protect the Sandbox from unauthorized disclosure or use including, without limitation, using any Logins provided by Marketo solely for the purpose of accessing the Sandbox for training purposes.

(2) Suspension of Sandbox. Partner can use the Sandbox subject to the following restriction: Marketo may postpone, curtail, suspend, or even terminate Partner access to the Sandbox at any time without notice, provided however that Marketo shall notify Partner of the reason promptly thereafter. Upon the termination or expiration of this Agreement for any reason, Partner shall immediately terminate Partner use of the Sandbox.

4. Partner Obligations

a. Marketo Connector Certification Program. If Partner is not certified under the Marketo LaunchPoint Connector Certification Program ("**Certification Program**"), Partner agrees to join the Certification Program under its standard terms ("**Certification Program Terms**") and complete the certification process described in those terms. Partner will maintain its certification under the Certification Program during the Term, which may include Partner obtaining re-certification when necessary under the Certification Program Terms.

b. Eligibility for Connector Certification. Upon termination of this Agreement, Partner's participation in, and connector certification under, the Certification Program will

terminate and Partner will cease to use the Marketo certification marks licensed to Partner under the Certification Program Terms. Marketo will not be required to refund any certification fees paid by Partner in the event of such a termination.

c. Monthly Reviews. Partner agrees to attend, and make an account manager or similar Partner representative available to attend, monthly review meetings with a Marketo representative. In such monthly review meetings, the parties will discuss, without limitation: (i) Qualifying Sales (defined in Exhibit 2) that have been made; (ii) Partner's pipeline of sales prospects and opportunities relating to Partner Products; and (iii) planning for any Sales Enablement Activities and Marketing Enablement Activities that require the parties to collaborate. As part of these monthly review meetings, Partner shall provide a version of the Partner Reporting Document (defined in Exhibit 3) to the Marketo representative documenting sales made to Marketo customers during the Term.

d. Audit Rights. Upon sixty (60) days' advance written notice, Marketo may retain an independent certified public accountant who will have reasonable access to Partner's records related to this Agreement for an audit period not to exceed thirty (30) consecutive days to confirm that the Accelerate Program Fees paid hereunder during an agreed-upon commercially reasonable period immediately preceding the commencement of the audit (the "**Audit Window**") are accurate. Any audit hereunder shall be conducted: (i) at the Marketo's sole expense; (ii) only during the normal business hours of Partner; (iii) not more than once per year; and (iv) not within twelve (12) months of any previous audit hereunder. Notwithstanding the foregoing, in the event that the results of the audit reveal an underpayment of more than ten percent (10%) of Accelerate Program Fees during the Audit Window, then Partner shall reimburse Marketo for the reasonable costs and expenses associated with the audit.

5. Fees

a. Accelerate Program Fees. Partner will pay Marketo the Accelerate Program Fees in accordance with Exhibit 2 (Accelerate Program Fees).

b. Taxes. All payments, prices and fees payable under this Agreement shall be made exclusive of sales taxes, use taxes and value added taxes (VAT/GST). If applicable, Partner will provide valid exemption documentation for each taxing jurisdiction to Marketo. For avoidance of any doubt, Marketo shall be responsible for paying any and all taxes imposed on or measured by Marketo's income, property and employment taxes. As applicable, Marketo shall provide Partner with a completed applicable withholding tax

certificate such as U.S. Form W-9, Form W-8 series or foreign jurisdiction equivalent of such withholding tax certificates. Marketo and Partner shall comply with all applicable tax laws and regulations.

6. Term and Termination

a. Term. This Agreement starts on the Effective Date and continues for one (1) year (the "**Initial Term**"), and will automatically renew for additional successive one (1) year terms (collectively, the "**Term**") unless either party gives the other party written notice of non-renewal at least three (3) months before the end of the then-current term.

b. Termination for Convenience. Marketo may terminate this Agreement for any reason upon thirty (30) days' prior written notice to Partner.

c. Termination for Cause. Either party may terminate this Agreement if the other party fails to cure any material breach of this Agreement within thirty (30) days of the date on which the breaching party received written notice thereof. If a party commits or suffers (whether voluntarily or involuntarily) an act of bankruptcy, receivership, liquidation, or similar event, the other party may immediately terminate this Agreement upon written notice.

d. Consequences of Termination. Upon termination of this Agreement: (i) Partner will remain liable to pay any fees payable to Marketo that were accrued under this Agreement prior to or on the effective date of termination; and (ii) Partner will cease using the Marketo Technologies and Marketo Marks.

e. Survival. The following sections of this Agreement will survive termination of this Agreement: Sections 1 (Definitions), 4.d (Audit Rights), 5 (Fees), 6 (Term and Termination), 7 (Intellectual Property), 9 (Confidentiality) to 14 (Miscellaneous), Exhibit 2 (Accelerate Program Fees), and Exhibit 3 (Partner Reporting Document).

f. Suspension. If Marketo determines in its reasonable discretion that a Partner Product has caused, or threatens to cause, any disruption to the Marketo Platform, Marketo may disable any interface between the Marketo Platform and the applicable Partner Product.

7. Intellectual Property

a. Ownership. As between the parties, each party retains ownership of its intellectual property rights and technology (including intellectual property rights in all upgrades and improvements thereto). No licenses or rights are granted by either party to the other party, other than as expressly provided for in this Agreement.

b. Feedback. If Partner provides any feedback or suggestions to Marketo concerning the functionality or performance of the Marketo Platform ("**Feedback**"), Partner hereby assigns all right, title, and interest in the Feedback to Marketo. Further, Partner agrees to execute all documents necessary to perfect Marketo's rights in such Feedback.

8. Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER. EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, QUALITY, ACCURACY, AND TITLE.

9. Confidentiality

a. Confidential Information. For the purposes of this Agreement, the term "**Confidential Information**" means any information which one party (the "**Disclosing Party**") discloses to the other party (the "**Receiving Party**") pursuant to or in connection with this Agreement (whether in writing or orally) that would reasonably be considered as confidential given its nature and the circumstances of its disclosure. Subject to Section 9.b (Exceptions), Marketo's Confidential Information includes, without limitation, the terms of this Agreement, Marketo's product roadmaps, and any Marketo marketing materials related to the Accelerate Program. The Receiving Party shall maintain the Confidential Information of the Disclosing Party in confidence with at least the same degree of care it uses to safeguard its own confidential information, but in any event, no less than a reasonable degree of care. The Receiving Party shall not use the Confidential Information of the Disclosing Party for any purpose other than to perform its obligations and exercise its rights under this Agreement. The Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any third party except to its officers, employees, and contractors who have a need to know for the purposes of this Agreement. The Receiving Party will ensure that any third party to which it discloses Confidential Information agrees to treat such Confidential Information in accordance with this Agreement, and the Receiving Party shall be responsible for any failure to do so by such a third party.

b. Exceptions. The parties' confidentiality obligations shall not apply to the extent that the Receiving Party can demonstrate that the Confidential Information: (i) was in the possession of the Receiving Party prior to the time of disclosure; (ii) is or becomes public knowledge through no act or omission of the Receiving Party in breach of this Agreement; (iii) is obtained by the Receiving Party from a third party under no obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of or reference to the Disclosing Party's Confidential Information.

c. Required Disclosure. The Receiving Party may disclose any Confidential Information that is required to be disclosed by law, government regulation, or court order. If such disclosure is required, the Receiving Party shall give the Disclosing Party prompt notice (to the extent practicable and permitted by law) so that the Disclosing Party may seek a protective order or take other action that is reasonable in light of the circumstances. The parties agree that nFusz may disclose the existence of this Agreement and the material terms thereof in all requisite filings with the Securities and Exchange Commission ("SEC") consistent with nFusz's disclosure obligations under such SEC rules and regulations and no additional notice to Marketo is required.

d. Termination or Expiration. The parties' rights and obligations under this Section 9 shall continue for the duration of the Term and for one (1) year thereafter. Upon the Disclosing Party's request, the Receiving Party shall promptly return all the Confidential Information of the Disclosing Party, including all copies and tangible embodiments thereof, provided that the Receiving Party may retain copies of such Confidential Information as necessary in connection with its routine backup and archiving procedures and to ensure compliance with its legal obligations and its continuing obligations under Section 6.e (Survival) of this Agreement.

10. Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, AS TO ANY MATTER WHATSOEVER. EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, QUALITY, ACCURACY, AND TITLE.

11. Indemnification.

a. Partner Indemnification of Marketo. Partner shall indemnify, defend and hold Marketo, its Affiliates, employees, directors, agents, and representatives (collectively, the

"**Marketo Indemnified Parties**") harmless against any expense, loss, liability, damage or costs (including reasonable attorneys' fees) in connection with claims, demands, suits, or proceedings ("**Claims**") made or brought against any of the Marketo Indemnified Parties by a third party alleging that a Partner Product (including any combination of the Marketo Platform and a Partner Product) infringes a third party's intellectual property rights; provided that Marketo or the applicable Marketo Indemnified Party: (a) gives Partner sole control of the defense and settlement of the Claim (provided that Partner may not settle any Claim unless it unconditionally releases the applicable Marketo Indemnified Party of all liability); and (b) provides to Partner, at Partner's expense, all reasonable assistance.

b. Marketo's Indemnification of Partner. Marketo shall indemnify, defend and hold Partner, its Affiliates, employees, directors, agents, and representatives (collectively, the "**Partner Indemnified Parties**") harmless against any Claims made or brought against any of the Partner Indemnified Parties by a third party alleging that the Marketo Accelerate Program Technologies or Marketo Platform Technologies infringes a third-party's intellectual property rights; provided that Partner or the applicable Partner Indemnified Party: (a) gives Marketo sole control of the defense and settlement of the Claim (provided that Marketo may not settle any Claim unless it unconditionally releases the applicable Partner Indemnified Party of all liability); and (b) provides to Marketo, at Marketo's expense, all reasonable assistance.

12. Limitation of Liability

a. NO CONSEQUENTIAL DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR SPECIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS AND COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY, OR RIGHTS), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

b. LIABILITY CAP. EXCEPT WITH RESPECT TO: (I) THE PAYMENT OBLIGATIONS SET FORTH IN THIS AGREEMENT, INCLUDING SECTION 5 (FEES); AND (II) THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 11 (INDEMNIFICATION), EACH PARTY'S AGGREGATE LIABILITY IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE TOTAL FEES PAID OR PAYABLE HEREUNDER DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE APPLICABLE CLAIM AROSE. WITH RESPECT TO (II), THE TOTAL MAXIMUM AGGREGATE LIABILITY OF A PARTY SHALL BE ONE MILLION DOLLARS ($1,000,000).

13. [Reserved] -

14. Miscellaneous

a. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either: (i) delivered by electronic mail; (ii) delivered by hand, in which event the notice shall be deemed effective when delivered; (iii) delivered by prepaid registered or certified mail, return receipt requested, in which event the notice shall be deemed effective when received; or (iv) delivered by recognized overnight courier services, in which event the notice shall be deemed to have been received as of the regularly scheduled time for delivery established by such courier service. All notices and other communications under this Agreement shall be given to the Parties hereto at the following addresses (which may be updated from time to time upon written notice):

Marketo:

Marketo, Inc.

901 Mariners Island Blvd, #500

San Mateo, CA 94404

Attn: General Counsel

info@marketo.com

Partner:

nFusz, Inc.

344 Hauser Blvd, Suite 414

Los Angeles, CA 90036

Att: Rory J. Cutaia, CEO

rory@nfusz.com

b. No Joint Venture. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary, or employment relationship between Marketo and Partner.

Neither party shall have the right to enter into any agreement that binds or obligates the other in any way, except as otherwise provided expressly in this Agreement.

c. Severability. If any provision of this Agreement is determined to be invalid or unenforceable for any reason, such provision shall be deemed modified, if possible, to the extent required to render it valid, enforceable and binding, and such determination shall not affect the validity or enforceability of any other provision of this Agreement.

d. Assignment. This Agreement may not be assigned or transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such consent will be void. Notwithstanding the foregoing, either party may assign this Agreement, without the other party's consent, in connection with any merger, consolidation, sale of all or substantially all of such party's assets, or any other similar transaction, provided that the applicable assignee agrees to be bound by the terms of this Agreement.

e. Binding Agreement. This Agreement shall be binding upon each party and its Affiliates, their past or present officers, directors, members, managers, shareholders, agents, employees, successors or assigns and will inure to the benefit of the other party and its successors and assigns.

f. Execution in Counterpart. This Agreement may be executed in multiple counterparts, each such counterpart being deemed an original copy thereof.

g. Force Majeure. Neither party will be responsible for failure or delay of performance caused by, and each party will use reasonable efforts to mitigate the effect of: (i) an act of nature, war, hostility or sabotage; (ii) an electrical, internet, or telecommunication outage that is not caused the obligated party; or (iii) other event outside of the obligated party's reasonable control.

h. Non-Waiver. Failure by either party at any time to enforce any of the terms hereof shall not constitute a waiver of any of the provisions hereof, and no such waiver shall be construed as a waiver of any succeeding breach of such provision.

i. Entire Agreement, Merger and Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous related communications or agreements, whether oral, written, or electronically transmitted, between the parties.

j. Prior Agreements. This Agreement comprises the entire Agreement between the parties and supersedes all prior or contemporaneous negotiations, discussions or Exhibits, whether written or oral, between the parties regarding the Ecosystem (including prior versions the Marketo LaunchPoint Terms of Participation, Marketo LaunchPoint Elevate Program Agreement, and any archived versions of the Marketo Application Programming Interface License).

k. Amendments. This Agreement may only be amended, supplemented, or otherwise modified, by written agreement signed by duly authorized representatives of both parties.

l. Implied License and Estoppel. Nothing in this Agreement shall be construed as granting a license via the doctrines of implied license or legal estoppel to rights beyond what is expressly granted under this Agreement. Further, nothing in this Agreement shall be deemed a waiver of either party's intellectual property rights. Through agreeing to the terms of this Agreement, each party acknowledges that they are only licensed to the rights expressly enumerated in this Agreement and that the actions of the parties and/or the consideration granted under this Agreement is solely for these rights and for no others.

m. Keeping the Peace. During the Term of this Agreement, each party agrees not to directly or indirectly assert, make a demand related to, or sue for infringement of, any claim of any patent that reads on (or that would otherwise be infringed by) any of the other party's intellectual property or to permit any of their Affiliates to do any of the foregoing, against a party or its Affiliates.

n. Statements About the Ecosystem. Partner shall not make any false, misleading, unfavorable, or disparaging statements regarding the Ecosystem, the Marketo Platform Technologies, Marketo Platform, its program(s), or the capabilities, features, functions or performance of the foregoing, including without limitation in or in the course of any sales, marketing, customer or partner engagements, publicity, and other activities under this Agreement. Neither party shall make any disparaging statements about the other.

o. Anti-Bribery Provisions. Marketo represents, warrants, and covenants that its Affiliates, and its and their owners, partners, officers, directors, employees, agents, representatives, and subcontractors (collectively, "**Representatives**") shall comply with all applicable laws related to bribery, fraud, corruption, or international trade, including, but not limited to, the U.S. Foreign Corrupt Practices Act, the UK Bribery Act, and any

applicable anti-bribery or trade laws of other countries ("**Anti-Corruption Laws**"). Marketo and its Representatives have not committed and will not commit, and have no information, reason to believe, or knowledge of anyone else having committed or intending to commit, any violation of the Anti-Corruption Laws or any act or omission which could cause Partner to be in violation of the Anti-Corruption Laws with respect to any activities related to the Agreement or the business of Partner.

p. Governing Law. This Agreement shall be governed by and construed under the laws of the State of California, as applicable to agreements executed and wholly performed therein, but without regard to the choice of law provisions thereof. The exclusive jurisdiction and venue for any action initiated under or in relation to this Agreement shall be either the Superior Court for the County of San Mateo, California, or the United States Federal District Court for the Northern District of California. In the event of any controversy, claim or action between the parties, arising from or related to this Agreement, the prevailing party will be entitled to receive from the other party its reasonable attorneys' fees and costs. The United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement.

q. Headings. The subject headings of the sections of this Agreement are included for convenience only, and shall not affect the construction or interpretation of its provisions.

r. Precedence. In the event of a conflict between this Agreement and an exhibit to this Agreement, this Agreement will prevail to the extent of the conflict.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective authorized representatives as of the Effective Date.

For nFusz, Inc.:

Signature: RORY J. CUTAIA
RORY J. CUTAIA (Feb 9, 2018)

Name: RORY J.CUTAIA _

Title: CEO _

Date: 2.9.2018

For Marketo:

Signature: Shai Alfandary
Shai Alfandary (Feb 9, 2018)

Name: Shai Alfandary

Title: VP LaunchPoint

Date: 2/9/2018

EXHIBIT 1

SALES & MARKETING ENABLEMENT ACTIVITIES

1. Sales Enablement Activities

Marketo may engage in Sales Enablement Activities that include:

a. Demo Days. Partner may participate in demo days, where Partner is given opportunity to showcase technology to the Marketo sales team.

b. Case Study. Partner to prepare a slide presentation and Marketo shall promote this slide presentation internally with Partner assistance discussing the integration between Partner Products and the Marketo Platform, and such integration's benefits

c. Sales Boot Camp. Marketo may invite Partner to attend the Marketo Sales Boot Camp, a training and education program that educates the Marketo sales team on the features and function of the Partner Product.

d. Commission Plan. Using Spiffs or other incentives, Marketo may implement a compensation plan for its sales and/or customer success teams to facilitate the promotion of Partner Products by such sales and/or customer success teams to Marketo customers.

2. Marketing Enablement Activities

Marketo may engage in Marketing Enablement Activities that include:

a. Joint Customer Webinar. Marketo may schedule, promote, and host a webinar with a joint customer about a Partner Product, with an opportunity for Partner to participate in such webinar.

b. Collateral Creation. Upon Partner's request, Marketo will provide guidelines and style templates to Partner to be used to create marketing collateral based upon Partner content.

c. Press Release. The parties may collaborate to jointly create and agree to the content of press releases and blog posts promoting this Agreement.

d. Event Marketing. The parties may jointly create, promote, and host a networking event with prospective and existing customers.

e. Marketing Nation Summit Sponsorship. Marketo may offer Partner an opportunity to be a sponsor at a Marketo Nation Summit event.

f. LaunchPoint Website Marketing. Marketo may list Partner Products and include Partner as a featured partner in a section of the main Marketo LaunchPoint website at http://launchpoint.marketo.com.

* * * * *

EXHIBIT 2

ACCELERATE PROGRAM FEES

1. Definitions

In this Agreement:

"**Accounting**" means a written record of the Fees paid by the Partner hereunder in an agreed to form and format.

"**Annualized Sale Revenue**" means Sale Revenue, adjusted to annualize such amount. For example, if a Qualifying Sale is of a subscription with a one (1) year term, the Annualized Sale Revenue equals the Sale Revenue for that Qualifying Sale. If a Qualifying Sale is of a subscription with a two (2) year term, the Annualized Sale Revenue is half of the Sale Revenue for that Qualifying Sale.

"**Beta Partner Products**" means a Partner Product provided to a Partner customer or prospective customer on a royalty free or fee free basis.

"**Buy Out Revenue Share**" means, in relation to a Qualifying Sale, the Annualized Sale Revenue for the Qualifying Sales multiplied by the Revenue Share Percentage.

"**Excluded Items**" means, in relation to the sale of a Partner Product, any applicable sales taxes, and any delivery, packaging, or handling charges.

"**Minimum Commitment**" means a minimum per Quarter amount payable to Marketo in the amount of US$25000.

"**Qualifying Sale**" means the sale of a Partner Product by Partner (whether directly or through a Partner reseller) to a third-party end customer who is also a customer of Marketo at the time of the sale, and any renewals as provided for pursuant to Section 4 (Treatment of Renewals) of this Exhibit. For the avoidance of doubt, a sale occurs when it is booked by Partner. Subject to Section 5, excluded from this definition are Beta Partner Products.

"**Quarter**" means a recurring three (3) month period after the Effective Date. For example, the period of October 1-December 31st, January 1-March 30th, and so on.

"**Revenue Share**" means for a given Quarter the greater of: (i) the sum of all Sale Revenue for every Qualifying Sale multiplied by the Revenue Share Percentage; or (ii) the Sale Revenue Floor Price for each Qualifying Sale.

"**Revenue Share Percentage**" means 20%.

"**Sale Revenue**" means, in relation to a Qualifying Sale, the total sales price of the relevant Partner Product, excluding any Excluded Items, but without reduction for any withholding tax paid by Partner or Partner's customer. Sale Revenue arises on the date the Qualifying Sale is booked.

"**Sale Revenue Floor Price**" means US$5000

2. Fees

Partner will pay Marketo the Revenue Share, and, subject to Section 3, the Minimum Commitment (collectively, the "**Accelerate Program Fees**").

3. Payment of Fees

Accelerate Program Fees accrued during each Quarter (upon booking of Qualifying Sales) will be calculated by Partner promptly after the end of the applicable Quarter and paid by Partner to Marketo in U.S. dollars within thirty (30) days after the end of such Quarter. Partner will also provide Marketo each Quarter with an Accounting of Accelerate Program Fees and how they were calculated. Within thirty (30) days of the end of each Quarter during the Term, Marketo will calculate the aggregate Accelerate Program Fees paid by Partner for such Quarter. If the aggregate Accelerate Program Fees paid during such Quarter do not equal or exceed the Minimum Commitment, Partner will pay to Marketo an amount equal to the difference between such aggregate Accelerate Program Fees paid for such Quarter and the Minimum Commitment within thirty (30) days after the end of such Quarter. Paid Accelerate Program Fees are non-refundable.

4. Treatment of Renewals

If a Qualifying Sale is made under an agreement that subsequently is renewed, and that agreement was initially entered into on or after the Effective Date, each renewal will be treated as a separate Qualifying Sale, and any Sale Revenue associated with that renewal will also be subject to the payment of Accelerate Program Fees by Partner. For clarity, if such agreement was initially entered into prior to the Effective Date, renewals of such agreement will not constitute Qualifying Sales.

5. Beta Partner Products

Partner may provide Beta Partner Products to prospective customers at no charge to Partner or the prospective customer. Unless approved by Marketo in writing, Partner must deactivate Beta Partner Products after sixty (60) days, and cannot extend Beta Partner Products beyond sixty (60) days, and can provision only one Beta Partner Product for each prospective customer. Beta Partner Products

utilized beyond this sixty (60) day period will be considered a Qualifying Sale within the meaning of this Agreement.

6. Buy Out Upon Termination

Upon termination of this Agreement, Partner will pay Marketo a Buy Out Fee within thirty (30) days of termination. "**Buy Out Fee**" means the aggregate Buy Out Revenue Share associated with all Qualifying Sales which are active (i.e. Qualifying Sales of Partner Product subscriptions that have not terminated or expired) on the effective date of termination that have actually been received by Partner as of the date of termination. The balance of the Buy Out Revenue Share, calculated as of the date of termination, shall be paid to Marketo as and when received by Partner.

* * * * *

EXHIBIT 3

PARTNER REPORTING DOCUMENT

Customer Name	Sale Revenue	Subscription Start Date	Subscription End Date	Partner Product Description
-		-		-
-		-		-

INSTRUCTIONS:

1. One row must be filled out for every Marketo customer where you have active subscriptions during the Term.

2. Column A: customer name (i.e., name of individual or corporate entity name, as applicable).

3. Column B: "Sales Revenue" has the meanings provided in Exhibit 2.

4. Column C: the date upon which the Partner Product is sold or made available to the customer.

5. Column D: the date upon which the Partner Product ceases to be made available to the customer based upon the term of the subscription agreement for the Partner Product.

6. Column E: Description of Partner Product sold to customer.

Exhibit 4

MARKETO LAUNCHPOINT PAGE EXHIBIT

This Marketo LaunchPoint Page Exhibit ("**Exhibit**") governs the Page listing of Your company, and associated service or solution in the Marketo Ecosystem, and the benefits associated with this listing ("**Ecosystem Benefits**"). This Exhibit is effective between the Partner (referenced in this Exhibit as "**You**", "**Your**", or "**Yours**") and Marketo (and its Affiliates) (collectively "**We**", "**Us**", or "**Our**") as of the Effective Date.

1. **Ecosystem Benefits**

1.1 Ecosystem Participation Generally

1.1.1 Open to both Services Partners. Be You a provider of services, solutions, or both this Exhibit has benefits that You can use including- the ability to post a Page, and use certain Marks just to name a few.

1.1.2 Market yourself to the Ecosystem and the world. You will be able to list Your name, solution(s), copy, screen shots, video and other content on, through and within a Page, and You agree to maintain Your Page pursuant to the terms and conditions of this Exhibit. However, We may, in Our sole discretion and for any reason at any time, edit, move, monitor, or collect data from Your Page, and suspend, or remove Your Page from the Ecosystem.

1.1.3 Feedback regarding your products. Once Your Page is posted, You will receive customer feedback regarding Your Page and the products listed on this Page. Note, absent a violation of the LaunchPoint terms of use, or the Marketo Use Policy We have no control over the content of these customer posts.

1.1.4 Let people know what you think. Another benefit is that We will allow You to post reviews and ratings of other pages. All reviews or ratings shall be made in good faith and may not be made anonymously. You acknowledge that We do not endorse any pages and have no responsibility for availability or accuracy related to the pages.

2. **Additional Terms**

2.1. It's Your page. You represent and warrant that You are solely responsible, and that We have no responsibility or liability of any kind, for the Page, or its development or maintenance. You represent and warrant that You will be solely responsible for: (a) the operation of Your solutions featured in Your Page; (b) creating and displaying Your Page; (c) the accuracy and appropriateness of Your Page; and (d) ensuring that Your Page does not violate or infringe the rights of any third party

(including, for example, patent, copyrights, trademarks, privacy, or other personal or proprietary rights).

2.2 You wrote it, right? You represent and warrant that: (a) Your Page and the use of Your Page by Us and any users of the Ecosystem does not and will not violate, misappropriate or infringe the rights of any person or entity including any contract rights or any proprietary or intellectual property right of any person or entity; (b) You will comply with all applicable local, state, national and international laws and regulations, including, without limitation, all applicable export control laws, and maintain all licenses, permits and other permissions necessary to Your Page; (c) Your Page will not be obscene, defamatory, fraudulent or otherwise illegal in any jurisdiction; and (d) Your Page will not contain any virus, worm, Trojan horse, adware, spyware or other malicious code.

2.3 Additional Products. Subject to each party's respective rights and obligations under this Exhibit, each party acknowledges that any person or entity who lists pages on the Ecosystem may develop and market products that are similar to or otherwise compete with Your or Our respective products and services.

2.4 No warranties generally. We disclaim all warranties relating to the Ecosystem, including but not limited to any implied warranties of merchantability or fitness for a particular purpose. We make no warranty or representation: (a) regarding any Ecosystem Benefits or services that We provide to You as an Ecosystem partner; (b) that Ecosystem participation will increase Your sales; (c) regarding any pages on the Ecosystem, even if We reviewed, posted, certified, or rated those pages; or (d) that Your Page or the Ecosystem will operate on an error free or uninterrupted basis.

2.5 Page Data. We shall have the ability to monitor and record the number of times: (a) Your Page has been viewed; or (b) a widget or trigger is executed on Your Page. Further, We may aggregate data related to clauses (a) or (b) to generate statistical information related to Your Page for the purpose of, for example, comparing page view traffic across the Ecosystem. We own all right and title to this aggregate data.